Exhibit 99.2

PRIVATE AND CONFIDENTIAL

Midatech Pharma plc

65 Innovation Drive, Milton Park

Milton

Abingdon

Oxfordshire

OX14 4RQ

29 January 2019

A&B (HK) Company Limited
Unit A, 11/F, Chung Pont Commercial Building,

300 Hennessy Road, Wanchai,

Hong Kong

Subscriber commitment confirmation
Number of Subscription Units	103,896,103
Number of Subscription Shares	103,896,103
Number of Warrants	103,896,103
Subscription Price per Unit	3.85 pence
Total Subscription Price	£3,999,999.97

Dear Subscriber

Subscription Letter in relation to Midatech Pharma plc (the “Company”)

We refer to the offer made to certain prospective investors to subscribe for units comprising one ordinary share of 0.005 pence each in the share capital of the Company (the “Subscription Share(s)”) and one warrant to purchase a new ordinary share in the share capital of the Company (“Warrant”) pursuant to the terms of a warrant instrument adopted by the Company (collectively “Subscription Unit(s)”) and such fundraising being (the “Subscription”).

By executing and returning the attached Confirmation Letter, you:

1.	agree as a legally binding obligation to subscribe for the number of Subscription Units at the Subscription Price, each as shown in the ‘Subscriber commitment confirmation’ above, on the terms set out in this letter, the attached Confirmation Letter and subject to the articles of association of the Company from time to time;
2.	give the various warranties, confirmations, representations, acknowledgements and undertakings set out below; and
3.	confirm that you are not relying on any warranty or representation made by the Company or any of its representatives or any other party.

The Subscription Shares to be issued pursuant to the Subscription will rank pari passu in all respects with the existing ordinary shares of 0.005 pence each in the share capital of the Company.

The Subscription is conditional, among other things, upon Admission (defined below).

In this letter, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof.

1.	Dealings

1.1	Application will be made to the London Stock Exchange plc for all of the new ordinary shares in the Company (to be issued in connection with the Subscription) (the “New Ordinary Shares”) to be admitted to trading on AIM (“Admission”). It is expected that Admission will become effective, and that dealings in the New Ordinary Shares will commence by no later than 28 February 2019.

2.	Conditions and Termination

The obligations accepted by you pursuant to your signature and return of the Confirmation Letter and set out in this letter are irrevocable and not capable of termination or rescission by you in any circumstances, except in the case of fraud.

3.	Settlement

3.1	Payment of an amount equal to the value of the Total Subscription Price shown in the ‘Subscriber commitment confirmation’ shall be wired to the escrow account detailed below (“Escrow Account”). The Subscription Monies are held in the Escrow Account on trust by Link Corporate Trustees (UK) Limited as the “Escrow Agent” until Admission on the terms and conditions of an escrow agreement dated on or around the date of this letter (the “Escrow Agreement”).

Escrow Account details:

Name:
Client Account Sort Code:
Account Number:
IBAN:
SWIFT/BIC:

3.2	Pursuant to the terms of the Escrow Agreement:

(a)	if Admission occurs, the Total Subscription Price will be released to us upon Admission taking place; and

(b)	if Admission does not occur on or prior to 28 February 2019 we agree that any Subscription monies paid by you will be returned to you.

3.3	Subject to (i) the terms and conditions of this letter and (ii) Admission occurring, we will deliver your Subscription Shares in accordance with the certificated settlement details provided in Attachment B.

3.4	In the event of late receipt of the Total Subscription Price, you will be charged interest on the amount thereof from time to time outstanding at the rate of 2 percentage points above the Bank of England base rate from time to time, calculated on a daily basis.

4.	Registration

The person named for registration purposes in Attachment B must be (a) the person procured by you to subscribe for or acquire the relevant Subscription Shares, (b) yourself or (c) a nominee of any such person or yourself, as the case may be. The ISIN for the Subscription Shares is GB00BRTL9B63.

5.	Further Terms

5.1	By returning the attached Confirmation Letter duly completed and thereby accepting your Subscription Shares you will be deemed to have agreed, warranted, confirmed, represented, acknowledged and undertaken to us in the following terms (the “Confirmations”) (in respect of yourself and/or any other person on whose behalf you are subscribing – and “you”, where referred to below, shall be interpreted accordingly) and your Subscription is conditional on such Confirmations being and remaining true and accurate at all times up to and including the completion of your Subscription:

(a)	Your acceptance of your Subscription on the terms set out in this letter is irrevocable and not capable of termination or rescission by you in any circumstances, except in the case of fraud.

(b)	You confirm and warrant that you have not relied on any information given or any written or oral representations, warranties, or statements express or implied statutory or otherwise made or deemed to be made at any time by the Company, or any person in connection with the Subscription, Admission or the Company other than the marketing presentation dated 26 November 2018 (the “Marketing Presentation”) provided to you in connection with the Subscription and, accordingly, there shall be no liability or responsibility for the Company, Panmure Gordon (UK) Limited or Stifel Nicolaus Europe Limited (the “Placing Agents”) and their respective directors, officers, agents, employees or advisers or for any other third party for any other information or representation, except in the case of fraud. You acknowledge that neither the Placing Agents nor any person representing the Placing Agents makes any representation or warranty as to the accuracy or completeness of the Marketing Presentation.

(c)	You (including any person on whose behalf you are subscribing) are a person of a kind described in Article 19(5) (investment professionals) or Article 49 (high net worth companies, unincorporated associations etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”) or you are otherwise entitled by law to receive communications which are a “financial promotion” (as referred to in section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) without the need for such communications to be approved, made or directed by an “authorised person” as referred to in FSMA and you undertake to provide us with such information as we may require to verify your ability to receive financial promotions in those circumstances.

(d)	The agreement confirmed by this letter (and your signature and return to us of the attached Confirmation Letter) is a legally binding contract. The terms and conditions of your Subscription will be governed by, and construed in accordance with, the laws of England and Wales and the Courts of England will have exclusive jurisdiction to settle any disputes which may arise out of or in connection with the same but a judgment or order of any court may be enforced in any court of competent jurisdiction.

(e)	You irrevocably appoint any director or employee of the Company as your agent for the purpose of executing and delivering to the Company and/or its registrars any document on your behalf necessary to enable you to be registered as the holder of your Subscription Shares.

(f)	You are entitled to accept your Subscription under the laws of all relevant jurisdictions which apply to you, have complied and will fully comply with all such laws in relation to your Subscription (including, where applicable, the Money Laundering Regulations 2007 (as amended), the Anti-terrorism, Crime and Security Act 2001, the Criminal Justice Act 1993 and the Proceeds of Crime Act 2002 (together, the “Money Laundering Regulations”)) and, if you are making payment on behalf of a third party, you have obtained and recorded satisfactory evidence to verify the identity of the third party as required by the Money Laundering Regulations and you will provide the Company on demand with any information or documentation it might require for the purposes of verification pursuant to the Money Laundering Regulations (“Information”), and you have obtained all governmental and other consents which may be required in relation to your Subscription. If within a reasonable time after a request for Information, we have not received Information satisfactory to us, we may, at our absolute discretion, terminate your Subscription in which event the monies payable by you pursuant to the paragraph headed ‘Settlement’ will, if paid, be returned without interest to the account of the drawee bank from which they were originally debited.

(g)	Time shall be of the essence as regards obligations pursuant to this letter.

(h)	In accepting your Subscription Shares you are acting as principal and for no other person and that your acceptance of that commitment will not give any other person a contractual right to require the issue by the Company of any of the Subscription Shares.

(i)	You (the “Subscriber”) acknowledge, undertake, represent, warrant, confirm and agree (as the case may be):

(i)	that the Subscriber:

(A)	in making its decision to purchase the Subscription Shares: (a) has made its own independent and informed investment decision regarding the Subscription Shares based on its own knowledge (and information which it may have or which is publicly available) and the Marketing Presentation, with respect to the Subscription Shares and the Company; (b) has had access to such information as it deems necessary or appropriate in connection with its purchase of the Subscription Shares; (c) has had a full opportunity to ask questions of and receive answers from the Company or any person or persons acting on behalf of the Company concerning the terms and conditions of the offering of the Subscription Shares and the merits and risks of investing in the Subscription Shares; and (d) has sufficient knowledge and experience in financial and business matters and expertise in assessing credit, market and all other relevant risk and is capable of evaluating, and has evaluated, independently the merits, risks and suitability of subscribing for the Subscription Shares for itself;

(B)	is a sophisticated investor and acknowledges that by its subscription for or holding of the Subscription Shares that it is capable of bearing the economic risk of loss of investment that may occur with respect to acquiring the Subscription Units, including the possibility that the Subscriber may lose all or a substantial portion of its investment in the Subscription Shares, and the Subscriber will not look to the Company or to any other person acting on its behalf for all or part of any such loss or losses that it may suffer.

(j)	You are entitled to take up your Subscription Shares and you have fully observed the laws of all relevant jurisdictions, obtained all governmental and other consents which may be required thereunder and complied with all relevant formalities and that you have not taken any action which will or may result in the Company, its respective directors, officers, agents, employees or advisers being in breach of the regulatory requirements of any territory in connection with the Subscription or your acceptance of your Subscription Shares.

(i)	You have full knowledge of, or have been independently advised as to, the applicable securities laws of the jurisdiction in which you are resident and the jurisdiction from which you are subscribing for the Subscription Shares (the “Jurisdictions”).

(ii)	Applicable securities laws of the Jurisdictions do not require the Company to make any filings or seek any approvals of any kind whatsoever from any regulatory authority of any kind in such Jurisdictions in connection with the offering to you of or subscription by you for the Subscription Shares.

(iii)	You confirm that the offering to you or the subscription by you of the Subscription Shares does not trigger in the Jurisdictions: (i) any obligation to prepare and file a prospectus or similar document, or any other report with respect to such purchase; (ii) any continuous disclosure reporting obligation of the Company; or (iii) any registration or other obligation on the part of the Company.

(k)	You have the power and capacity to enter into, and will perform, your obligations under the conditions of this letter, and have obtained all necessary consents and authorities which may be required in relation to this letter and your Subscription.

(l)	Whilst no stamp duty or stamp duty reserve tax may be payable pursuant to the issue to you of the Subscription Shares, if any liability to stamp duty or stamp duty reserve tax does arise, it will be entirely for your account and the Company will not have any liability in respect of any duty or any related costs, fines, penalties and interest arising in respect thereof.

(m)	You have not taken any action which will or might result in the Company being in breach of the legal or regulatory requirements of any jurisdiction.

(n)	You have read the Marketing Presentation and accept that any investment in the Company is subject to the risk factors identified in the Marketing Presentation.

(o)	You agree to indemnify and hold each of the Company and affiliates, directors, officers, employees and agents harmless from and against any and all costs, claims, liabilities and expenses (including legal fees and expenses) arising out of or in connection with any breach by you (or any person on whose behalf you are acting) of the representations, warranties, acknowledgements, agreements and undertakings in this letter, save to the extent that such breach was caused by and in the reasonable control of the Company and further agree that the provisions of this letter shall survive after completion of the Subscription.

The Company will rely on the truth and accuracy of the foregoing Confirmations, and if any of the same are no longer accurate, you shall promptly notify the Company.

IMPORTANT NOTICE

1.	This letter is sent to you by us on a confidential basis on the understanding that you are either:

(a)	an “authorised person” under FSMA;

(b)	a person having professional experience in matters relating to investments as defined in article 19 of the Financial Promotion Order;

(c)	an organisation satisfying certain minimum net worth requirements as specified in article 49 of the Financial Promotion Order (relating to high net worth companies, unincorporated associations etc.); or

(d)	otherwise entitled to receive it by law,

each, a “Relevant Person”,

and the Subscription is only available to such relevant Persons and will only be engaged in with them. Onward transmission of this letter, may constitute an offence under FSMA.

2.	Those persons who are not Relevant Persons should not rely on this letter and should take no action.

Please sign, date and complete the enclosed Confirmation Letter (Attachment A) immediately. A scanned copy of the signed and dated Confirmation Letter should be sent by email to Lena Hodge (lhodge@brownrudnick.com) with a copy to Craig Cook (craig.cook@midatechpharma.com) immediately, with the original copy to follow by first class post (or, if sent from abroad, airmail or international courier) to Midatech Pharma plc c/o Brown Rudnick LLP, 8 Clifford Street, London W1S 2LQ for the attention of Lena Hodge.

In addition, please complete, sign and date the enclosed Registration and Delivery Details Form (Attachment B). A scanned copy of the Registration and Delivery Details Form should be sent by email to Lena Hodge (lhodge@brownrudnick.com) with a copy to Craig Cook (craig.cook@midatechpharma.com) so as to arrive no later than 12 p.m. (noon) on the date following the date of this letter.

Yours faithfully

/s/ Craig Cook

Craig Cook, Chief Executive Officer

for and on behalf of

Midatech Pharma plc

ATTACHMENT A

Confirmation Letter

THIS LETTER MUST BE COMPLETED AND RETURNED BY EMAIL IMMEDIATELY TO LHODGE@BROWNRUDNICK.COM (COPY TO CRAIG.COOK@MIDATECH.COM), BUT IN ANY EVENT BY NOT LATER THAN 12 P.M. (NOON) ON THE DATE FOLLOWING THE DATE OF THE SUBSCRIPTION LETTER.

Midatech Pharma plc

c/o Brown Rudnick LLP

8 Clifford Street

London W1S 2LQ

Subscriber commitment confirmation
Number of Subscription Units	103,896,103
Number of Subscription Shares	103,896,103
Number of Warrants	103,896,103
Subscription Price per Unit	3.85 pence
Total Subscription Price	£3,999,999.97

Dear Sirs

Confirmation Letter in relation to Midatech Pharma plc (the “Company”)

With reference to your letter dated 29 January 2019 (the “Subscription Letter”) and on the terms set out therein, we confirm, subject only to Admission, our irrevocable acceptance of our Subscription Shares at the Subscription Price, each as shown in the ‘Subscriber commitment confirmation’ above, on the terms set out in the Subscription Letter and the articles of association of the Company from time to time. Unless the context requires otherwise, terms defined in the Subscription Letter have the same meaning in this Confirmation Letter.

By signing and returning this Confirmation Letter we irrevocably agree to be bound by the terms and conditions and we give the confirmations, warranties, representations, acknowledgements and undertakings contained in the Subscription Letter. We understand that our obligations are not capable of termination by us in any circumstance (except fraud). We acknowledge that, in the event of late payment or all or part of the Total Subscription Price, we will be charged interest as specified in the Subscription Letter.

We undertake to provide registration details in respect of our Subscription by completing and returning to you Attachment B to the Subscription Letter by 12 p.m. (noon) on the date following the date of this confirmation letter.

Yours faithfully

/s/ Lam Kong Signed LAM KONG Name of signatory (BLOCK CAPITALS) A&B (HK) COMPANY LIMITED Name of subscriber if different from signatory (BLOCK CAPITALS)	29 January 2019 Date Signed at the following address: 8F, Block B, Majialong Chuangxin Building, No. 198 Daxin Road, Nanshan District, Shenzen, P.R.C.

ATTACHMENT B

Registration and Delivery Details Form

THIS FORM MUST BE COMPLETED AND RETURNED BY EMAIL IMMEDIATELY TO LHODGE@BROWNRUDNICK.COM FOR ATTENTION OF LENA HODGE (COPY TO CRAIG.COOK@MIDATECHPHARMA.COM FOR THE ATTENTION OF CRAIG COOK), BUT IN ANY EVENT BY NOT LATER THAN 12 P.M. (NOON) ON THE DATE FOLLOWING THE DATE OF THE CONFIRMATION LETTER.

Registration Details (and name of the legal or natural person to whom any definitive share certificate should be issued)	A&B (HK) Company Limited
Delivery Instructions for certificates OR CREST ID: Account:	Unit A, 11/F, Chung Pont Commercial Building, 300 Hennessy Road, Wanchai, Hong Kong
Person to be contacted in connection with settlement arrangements/registration	Mr. Lam Kong
Telephone/extension no.

/s/ Lam Kong Signed LAM KONG Name of signatory (BLOCK CAPITALS) A&B (HK) COMPANY LIMITED Name of subscriber if different from signatory (BLOCK CAPITALS)	29 January 2019 Date

Please note: It is expected that definitive share certificates will be despatched to you at your risk as soon as practicable after Admission. Pending such despatch, transfers of Ordinary Shares will be certified against the register.